                                                                   Exhibit 10(c)

                              EMPLOYMENT AGREEMENT
                              --------------------


          AGREEMENT, made this 25th day of November, 1997, by and between Human Factors Industrial Design, Inc. ("HFID") and Douglas M. Spranger (the "Executive").

          WHEREAS, REFAC Technology Development Corporation ("REFAC") and the Company have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 25, 1997, by and among REFAC, HFID Acquisition Corporation ("New HFID"), HFID and the principal stockholders of HFID (the "HFID Principals") pursuant to which New HFID will be merged with and into the Company (the "Merger"), and, as a result of which Merger, HFID shall operate as a subsidiary of REFAC (HFID hereinafter referred to as the "Company");

          WHEREAS, the Executive has been employed by the Company and currently serves as its President;

          WHEREAS, REFAC and the Company recognize the Executive's substantial contribution to the growth and success of the Company and desire to provide for the continued employment of the Executive with the Company on the terms and subject to the conditions set forth herein;

          WHEREAS, Executive wishes to be so employed by the Company; and

          WHEREAS, the parties hereto desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   Employment.  The Company hereby agrees to employ the Executive,
               ----------
and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company.

          For the period during which the Executive provides services to the Company under this Agreement (the "Employment Period"), the Executive shall perform the duties associated with the position of President in a firm in a similar industry and of comparable size to the Company. Such duties and responsibilities shall include the duties and responsibilities previously discharged by the Executive as an employee of HFID as well as any duties and responsibilities as are from time to time assigned to the Executive by the Board of Directors of the Company (the "Board"). The Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. The Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

          In addition, during the Employment Period, the Executive shall serve without additional compensation as a director of the Company, subject to his continued election to such position. During the Employment Period, the Executive shall also serve without additional compensation as a director of REFAC, subject to his continued election to such position. The Executive hereby agrees that, upon the termination of his employment hereunder for any reason other than because of his death, he shall immediately tender his resignation from the Board and from the board of directors of REFAC, which resignation shall be effective as of the effective date of such termination.

          2.   Term of Agreement.  Subject to Section 7 hereof, the term of this
               -----------------
Agreement (the "Term") shall commence on the effective date of the Merger, and shall expire on December 31, 2002 (the "Initial Term"); provided, however, that
                                                        --------  -------
commencing on January 1, 2003, and on each January 1 thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than June 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term.

          3. Compensation.
             -------------

             (a) Salary:  During the Employment Period, the Company shall pay to
                 -------
the Executive a base salary at an annual rate of $226,840, payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such base salary payments. The Executive's base salary shall be reviewed annually beginning on January 1, 1999, and shall be increased each year by an amount equal to no less than five percent (5%) of the previous year's base salary.

             (b) Incentive Bonus.  Unless his employment is earlier terminated
                 ----------------
other than pursuant to Section 7(f) hereof, during the Term the Executive will be eligible to receive a cash bonus (an "Annual Bonus") in respect of each full fiscal year of the Company. During the Initial Term, the amount of the Annual Bonus shall be allocated, as determined by a majority of the HFID Principals, from the "Earnings Pool" (as defined below), provided, that the HFID Principals,
                                             --------
as a group, may not be allocated any amount exceeding eighty percent (80%) of the Earnings Pool in any such fiscal year. Following the expiration of the Initial Term, the Annual Bonus, if any, shall be determined by the Board in its discretion. The Annual Bonus shall be paid in cash as soon as practicable, but in no event later than ninety (90) days, following the end of the relevant fiscal year.

             The "Earnings Pool" shall only be calculated and shall only apply during the Initial Term. With respect to any full fiscal year of the Company, the "Earnings Pool" shall be an amount equal to fifty percent (50%) of the excess, if any, of (i) the Company's EBITDA (as defined below) over (ii) $891,000. The Earnings Pool available to current employees of the Company shall be reduced by any amounts paid pursuant to clause (y) of Section 7(f) of this Agreement. For purposes of this Agreement, with respect to any full fiscal year of the Company, "EBIDTA" shall mean the Company's net income for such fiscal year, before provision for the Earnings Pool, interest expense, income taxes, depreciation and amortization, and less any investment income. For purposes of this Agreement all determinations with respect to the calculation of EBITDA for any fiscal year of the Company shall be made in accordance with generally accepted accounting principles, consistently applied, by REFAC's regular independent public accountants. For purposes of this Agreement, in computing EBIDTA for any fiscal year, any overhead allocation by REFAC to HFID, any (A) management charges, (B) overhead allocation by REFAC to HFID, (C) fees and expenses for patents filed with the consent of REFAC, (D) key man life insurance payments and (E) severance payments made pursuant to Section 7(f) shall not be taken into account, provided, that
                                                               --------
the Company shall be required to provide to REFAC consulting services in connection with REFAC's evaluation of new technology submissions, and provided,
                                                                      ---------
further, that any work other than such consulting services performed for REFAC
-------
shall be charged to REFAC on terms no less favorable than those the Company makes available to any of its unaffiliated clients during such fiscal year. In addition, for any fiscal year, severance payments and benefits that may be paid and provided pursuant to Section 7(f) hereof shall not be a charge against EBITDA.

               (c) Stock Options.  Simultaneously herewith, REFAC is granting
                   -------------
to the Executive an option to purchase shares of the common stock, par value $.10 per share, of REFAC pursuant to the terms of a stock option agreement.

          4.   Benefits.  During the Employment Period, the Executive shall be
               --------
entitled to participate in such benefit plans and programs as are maintained by the Company from time to time, as such plans may be amended from time to time. The Company shall maintain disability insurance during the Employment Period for the Executive providing benefits in amounts and on terms no less favorable to the Executive than the disability insurance currently in effect for the Executive, provided that the monthly premium payments in respect of such disability insurance shall not exceed the amount REFAC pays as of the date hereof for such disability insurance.

          5.   Vacation.  During the Employment Period, the Executive shall be
               --------
entitled to paid vacation pursuant to the terms of the Company's vacation policy, which shall be consistent with the past practice of the Company. Such vacation shall be taken at such times as will interfere as little as possible with the performance of the Executive's duties hereunder.

          6.   Expenses.  The Company will reimburse the Executive for
               --------
reasonable and necessary business expenses of the Executive for travel, meals and similar items incurred during the Employment Period in connection with the performance of the Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Company of appropriate vouchers or receipts.

          7.   Termination; Severance Pay.
               ---------------------------

               (a) Notwithstanding any provision of this Agreement to the contrary, the employment of the Executive hereunder shall terminate on the first to occur of the following:

                    (i)  the date of the Executive's death;

                    (ii) the date on which the Company shall give the Executive notice of termination on account of Disability (as defined below);

                    (iii) the date on which the Company shall give the Executive notice of termination for Cause (as defined below);

                    (iv) expiration of the Term; or

                    (v) the date specified by the Company on the notice of termination which shall be delivered to the Executive for termination of employment for any reason other than the reasons set forth in (i) through (iv), above, which date shall be no later than ninety (90) days following the date of receipt of such notice of termination.

               (b) The Company shall have the right in its discretion to terminate the Executive's employment for "Disability," which shall be deemed the reason for such termination if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of one hundred twenty (120) consecutive days during the Term, or a period or periods aggregating more than one hundred twenty (120) days in any six (6) consecutive month period during the Term. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests which may be made by the Company from time to time.

               (c)  For purposes of this Agreement:

          (i) "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

                    (A) the willful and continued failure, in the reasonable judgment of the Board, by the Executive to perform substantially his duties with the Company (other than any such failure resulting from his death or Disability) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has not substantially performed his duties;

                    (B) the willful engaging by the Executive in conduct which in the reasonable opinion of the Board is materially and demonstrably injurious to the Company or any of its parents, subsidiaries or affiliates; or

                    (C) the conviction of the Executive (or the entering by the Executive of a plea of guilty or nolo contenders) for any felony or any lesser crime which involved the Company or its property, or any of the Company's parents, subsidiaries or affiliates or any such entity's property.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause within the meaning of clause (A) or (B) without (x) reasonable notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a notice of termination from the Board finding that, in the good faith opinion of the Board, clause (A) or (B) hereof may be invoked, and specifying the particulars thereof in detail.

          (ii) "Good Reason" shall mean, without the Executive's express written consent, (A) the assignment to the Executive of any duties materially inconsistent with, or the diminution of, the Executive's position, titles, offices, duties, responsibilities and status with the Company; (B) the relocation of the Company's principal executive offices to a location more than 75 miles from the location of such offices on the date hereof or the Company's requiring the Executive to be based any where other than the Company's principal executive offices except for required travel on the Company's business; or (C) the failure by the Company to pay to the Executive any portion of the Executive's current compensation within ten (10) business days of the date such compensation is due.

                (d) In the event the Executive's employment is terminated for any reason, the Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid base salary and accrued but unused vacation days, through the date of termination (such amount, the "Accrued Earnings"). In addition, during the sixty (60) day period following the effective date of termination of his employment other than by reason of his death, the Executive shall have the right in his discretion to purchase from the Company the policies of life insurance secured by the Company for a purchase price equal to their respective cash surrender values. The Company shall have no obligation to secure life insurance in addition to policies currently in effect with respect to the Executive. Following the payment of the Accrued Earnings, except as provided in Sections 7(e) and 7(f) below, the Company shall have no further obligation to the Executive under this Agreement.

                (e) In the event the Executive's employment is terminated by reason of the Executive's death or Disability, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall continue to pay to the Executive (or his beneficiary, if applicable) the Executive's base salary as provided under Section 3(a) hereof (as such base salary may have been increased) for a period of ninety (90) days following the effective date of such termination of employment.

                (f) In the event the Executive's employment is terminated for any reason other than (i) by the Executive without Good Reason, (ii) by reason of the Executive's death, Disability or retirement or (iii) by the Company for Cause, the Executive (or his beneficiary, if applicable) shall be entitled to receive the Accrued Earnings and the Company shall continue to pay to the Executive (or his beneficiary, if applicable) (x) a lump sum in cash equal to the Executive's base salary as provided under Section 3(a) hereof (as in effect on the effective date of such termination) that otherwise have been payable during the remainder of the Term and (y) an Annual Bonus as provided under
Section 3(b) hereof for the remainder of the Term (payable at such time or times as such Annual Bonus would have been paid to the Executive were he employed by the Company for the remainder of the Term). The amount payable under clause (y) above shall be equal to no less than fifty percent (50%) of the Annual Bonus earned by the Executive in respect of the last fiscal year completed prior to the effective date of termination; provided,
                                                                  ---------
that, if the date of such termination occurs prior to the date on which the
----
determination of the Annual Bonus to be paid in respect of the first fiscal year to be completed during the Term is made, the Executive shall be deemed to have earned an Annual Bonus in respect of such first fiscal year equal to twelve and one-half percent (12.5%) of the Earnings Pool in respect of such year. In addition, in the event of such termination of employment, the Company shall provide, except to the extent that the Executive shall receive similar benefits from a subsequent employer, life, health, disability and similar benefits (other than stock options which are not exercisable at the time such notice is given) to which the Executive would have been entitled for the remainder of the Term.

                (g) Notwithstanding any other provision of this Agreement, the termination for any reason of the Executive's employment or his service on the Board shall not affect REFAC's obligations with respect to the Contingent Payment (as defined in the Merger Agreement).

          8.   Return of Company Property.  The Executive agrees that following
               --------------------------
the termination of his employment for any reason, he shall return all property of REFAC, the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by the Company to the Executive.

          9.   Survival of Executive Covenants.  The provisions set forth in
               -------------------------------
Section 8 hereof shall remain in full force and effect after the termination of the Executive's employment, notwithstanding the expiration of the Term or termination of the Employment Period.

          10.  Entire Agreement.  This Agreement sets forth the entire agreement
               ----------------
between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified without either the prior written consent of REFAC or the unanimous written consent of the Board. Any such change or modification must be set forth in a written agreement, signed by the parties hereto.

          11.  Arbitration.  Any dispute or controversy arising under or in
               -----------
connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators, in their discretion, may direct that the successful party in any such arbitration shall be entitled to be reimbursed by the other party for reasonable attorneys' fees and expenses incurred in connection with such dispute or controversy.

          12.  Waiver.  The failure of either party to this Agreement to enforce
               ------
any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

          13.  Successors and Assignability.  This Agreement is intended to bind
               ----------------------------
and inure to the benefit of and be enforceable by the Executive and his heirs, executors or administrators, and to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. This Agreement shall not be assignable by the Executive. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business.

          14.  Severability.  In the event that any one or more of the
               ------------
provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

          15.  Notices.  Any notice given hereunder shall be in writing and
               --------
shall be deemed to have been given when sent by facsimile, delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

          If to the Company:     REFAC Technology Development Corporation
                                 122 East 42/nd/ Street
                                 New York, New York 10168
                                 Attn: Robert L. Tuchman

          If to the Executive:   [                                      ]
                                 [                                      ]
                                 [                                      ]
                                 [                                      ]

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

          16.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York, without regard to its conflict of law rules.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    HUMAN FACTORS INDUSTRIAL
                                    DESIGN, INC.

                                    By:     Douglas M. Spranger
                                       -------------------------
                                    Title:  President

                                    Douglas M. Spranger

                                    /s/ Douglas M. Spranger
                                    -----------------------------

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     AMENDMENT to Employment Agreement (the "Employment Agreement") between HUMAN FACTORS INDUSTRIAL DESIGN, INC. ("HFID") and Douglas M. Spranger (the "Executive"), dated November 25, 1997.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, since November 25, 1997, the Executive has been employed by HFID pursuant to the Employment Agreement; and

     WHEREAS, effective December 31, 1998, HFID , a wholly-owned subsidiary of REFAC Technology Development Corporation ("RTDC") was merged into REFAC International, Ltd. ("RIL"), another wholly-owned subsidiary of RTDC; and

     WHEREAS, effective January 1, 1999, the business of HFID will be conducted as a division of RIL; and

     WHEREAS, the parties want to amend the Employment Agreement as set forth herein; and

     WHEREAS, RTDC has guaranteed HFID's performance of its obligations under the Employment Agreement and confirms that such guaranty extends to the Employment Agreement, as amended herein:

     NOW, THEREFORE, in consideration of the premises and the respective agreements of the parties herein contained, the parties hereto, intending to be legally bound, agree as follows:

                            1.  Definition of Terms.
                                -------------------

     As used herein, the following terms shall have the following meanings:

     1.1 "Amendment" shall mean this Amendment to the Employment Agreement (as defined below).

     1.2 "Employment Agreement" shall mean the Employment Agreement between Human Factors Industrial Design, Inc. and Douglas M. Spranger, dated November 25, 1997.

     1.3 "HFID" shall mean and include the product development business conducted by Human Factors Industrial Design, Inc., which corporation was merged into RIL (as defined below) and, as of January 1, 1999, is being operated as a division of RIL.

     1.4 "RIL" shall mean REFAC International, Ltd., a Nevada corporation, a wholly owned subsidiary of RTDC (as defined below).

     1.5 "RTDC" shall mean REFAC Technology Development Corporation, a Delaware corporation.

                   2.  Amended Terms to Employment Agreement.
                       -------------------------------------

     2.1  Employment Term and Duties.  The parties have agreed that the
          --------------------------
interests of the Company would be best served by having the Executive serve as the Senior Vice President of RIL and RTDC and, for him to relinquish the position of President of HFID as of December 31, 1998 and the position of Chief Executive Officer when RIL and HFID relocate to its new facilities in or about June 1, 1999.

          2.1.1 Article 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

               "The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company.

               For the period commencing January 1, 1999 and continuing throughout the balance of the term during which Executive provides services to the Company under this Agreement (the "Employment Period"), Executive shall perform the duties associated with the position of Senior Vice President of both RIL and RTDC and as a member of the Board of Directors of each such corporation. He shall also serve as the Chief Executive Officer of HFID until HFID relocate its offices to 115 River Road in Edgewater, New Jersey in or about June, 1999, at which time he shall relinquish such position. After such relocation, the Executive shall continue to serve as the Chairman of HFID's Board of Directors.

               As Senior Vice President of RIL and RTDC, the Executive shall be responsible for coordinating the architectural aspects of the Edgewater relocation. In addition, he shall work on aspects of the corporate identity program for the entire group of RTDC companies, work with RTDC and RIL's Chief Executive Officer in assessing business and acquisition opportunities, act as a spokesperson (where appropriate) for all or part of the operation of RTDC and its subsidiaries and perform such other duties as may be assigned to him from time to time by the RTDC Board of Directors. Executive agrees to devote all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company's employees. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company."

          2.1.2 Article 2 of the Employment Agreement is hereby amended to provide that the term of the Employment Agreement will end on December 31, 2000. Article 2, as amended hereby, reads in its entirety as follows:

                    "2.   Term of Agreement.  The term of this Agreement (the
                          -----------------
          "Term") commenced on the effective date of the Merger and, as amended hereby, shall expire on December 31, 2000 (the "Initial Term"); provided, however, that commencing on January 1, 2001, and on each
          --------  -------
          January 1 thereafter, the Term shall automatically be extended for one
          (1) additional year unless, not later than June 30 of the preceding year, the Company or Executive shall have given notice not to extend the Term."

       2.2   Vacation.  Executive acknowledges and agrees that no unused
             --------
vacation time is due him for the period prior to January 1, 1999.

       2.3   Service Commitment.  The parties agree that Paragraph 5 entitled
             ------------------
"Vacation" is no longer appropriate and is hereby deleted and replaced by a new Paragraph 5 entitled "Service Commitment" which reads in its entirety as follows:

               During each of calendar years 1999 and 2000, Executive agrees to devote up to eight (8) months of service in performance of his duties hereunder. It is agreed that this annual service commitment is to be undertaken at a time that best serves the interests of the Company, however it is understood that Executive will be provided broad flexibility in determining how and when the non-service time of four (4) months per year will be taken. It is understood that the four (4) months of non-service time includes Executive's entire entitlement to vacation time.

     2.4  Compensation.   Commencing January 1, 1999, the Executive's
          ------------
annual salary shall be $190,545 payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such base salary payments. Executives's base salary shall be reviewed on or about January 1, 2000 and shall be increased in year 2000 by an amount equal to no less than five percent (5%) of the previous year's base salary.

                       3. Remaining Terms and Conditions
                          ------------------------------

     3.1 All of the remaining terms and conditions of the Employment Agreement shall be unaffected and shall remain in full force and effect.

                               4. RTDC Guaranty
                                  -------------

     4.1 RTDC hereby confirms to Executive that its guaranty of all of HFID's obligations to Executive under the Employment Agreement are unaffected by the merger of HFID into RIL and extends to the Employment Agreement, as amended hereby.

     IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement.


                              /s/ Douglas M. Spranger
                              ________________________________________
                                  Douglas M. Spranger

                              Dated:  January 14, 1999



                              REFAC International, Ltd.




                              By:     /s/ Robert L. Tuchman
                                      ________________________________

                              Title:  President
                                      ________________________________

                              Dated:  January 14, 1999



                              REFAC Technology Development Corporation




                              By:     /s/ Robert L. Tuchman
                                      ________________________________

                              Title:  President
                                      ________________________________

                              Dated:  January 14, 1999